[Maker Communications letterhead]

January 28, 1998

Mr. Michael Rubino
27 Wachusett Drive
Sutton, MA 01590


Dear Mike:

Maker Communications, Inc. is pleased to extend to you an offer of employment.

The position offered is Vice President of Finance & Operations and Chief Financial Officer, reporting to me. The position pays $5,625 per semi-monthly pay period and an annual bonus of $25,000. The bonus is based on achieving a set of MBO goals. The goals are: Achieve the financial plan for 1998; Institute quarterly planning meetings, reviewing performance to plan, examining and restating goals for the next four quarters, including key metric comparisons to cohorts; Establish an investment bank selection process and manage relationships with potential investment banks; Establish key management metrics for operations, meet the targets established. If after a change of control in Maker, your employment is terminated for any reason (other than cause), you will receive 6 months of notice or salary in lieu of notice or a reasonable combination of the two.

In this position you will be responsible for leading and building Maker's finance and operations teams; actively participating on the executive staff to address business issues facing the company; and representing the finance and operations capabilities of Maker to customers, analysts and investors.

Maker is also pleased to recommend you for participation in the 1996 Maker Stock Option Plan. Maker is recommending a grant of options to purchase 180,000 shares of Maker Common Stock. The formal offer of the stock grant is made by Maker's Board of Directors, who also sets the price of the shares. The most recent grant of options was priced at $.30 per share. A recommendation will be made to Maker's Board of Directors after you join the company.

The 1996 Maker Stock Option Plan has a five year vesting schedule. As part of this offer, Maker is extending to you an enhancement to the normal vesting schedule. If after a change of control in Maker, your employment is terminated for any reason (other than cause) all of your unvested stock options will immediately vest. In addition, Maker has amended the 1996 plan to allow for certain individuals to exercise any or all of the options granted prior to vesting, subject to a right of re-purchase in the event your employment terminates prior to the normal vesting schedule. We are extending this provision to you.

Maker has a Health and Dental Plan for our employees. Maker pays more than 90% of the cost of the coverage for the employee, with small portion of the premium for coverage paid by the employee. Family coverage is available, with both the employee and Maker contributing to the cost for the additional coverage. We will review with you the other components of our benefits plan at your convenience.

Mr. Michael Rubino                   Page 2                     January 28, 1998



As a condition of your employment, you will be required to execute an employment agreement, covering confidentiality requirements and rights to inventions. A copy is enclosed. Your employment with Maker is entirely voluntary for both parties and either you or Maker may conclude the employment relationship at any time for any reason. Both you and Maker agree to arbitrate any controversy arising out of or in connection with your compensation, employment or termination of employment. This at-will employment relationship can only be modified in writing by the President of Maker.

On your first day of employment, you will be asked to provide evidence of your right to work in the United States. Please be sure to bring with you documents that will attest to your right to work in the US. Such documents include: US passport, certificate of US citizenship or naturalization, unexpired foreign passport with I-551 stamp or INS form I-94, driver's license, voter's registration card, US military card, US social security card, etc.

Please sign this letter and return it to us, so that we will have formal acknowledgement of your acceptance. By signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter which caused you to accept this offer of employment. A copy of this letter is enclosed for your files.

Mike, Maker is a young, dynamic start-up in the fabless semiconductor industry. What we offer is the ability to work up to your maximum potential and to make a meaningful contribution to the growth of our company. We are excited about the prospect of your joining our team and we look forward to receiving your positive response by Friday, January 30, 1998.


Sincerely,
Maker  Communications, Inc.

/s/ William N. Giudice
William N. Giudice
President and CEO

enclosures: 3



Acceptance:


/s/ Michael Rubino
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Signature

       1/30/98
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Date

       2/23/98
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Start Date